UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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The Charles Schwab Corporation
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Commencing on May 9, 2011, The Charles Schwab Corporation (“CSC”) sent the following communication to certain stockholders of CSC:

At the 2011 annual meeting of stockholders, CSC’s stockholders will cast an advisory vote on named executive officer compensation. CSC’s proxy materials contain detailed information with respect to named executive officer compensation, including compensation objectives to (1) attract, motivate and retain executive officers, (2) align executive compensation opportunities with the long-term interests of the company and its stockholders, and (3) link executive pay with individual and company performance.

Two proxy advisory firms have recently issued voting recommendations with respect to the advisory vote on named executive officer compensation. While we are pleased that Glass Lewis & Co. has advised its clients to vote in favor of the proposal, we disagree with ISS Proxy Advisory Service’s (“ISS”) recommendation against the proposal and urge all stockholders to vote for the proposal for the reasons noted below.

CSC’s compensation program has a strong pay-for-performance orientation that focuses on long-term performance. We believe that the ISS analysis unfortunately omits, misunderstands, or gives insufficient attention to the following facts that investors should have to make an informed decision on the say-on-pay proposal:

The majority of named executive officer compensation is performance-based, including a significant portion of cash compensation and all long-term compensation

The ISS analysis draws a general conclusion that there is a “pay for performance disconnect” but omits the percentage of named executive officer pay tied to company performance. For the CEO, 91% of his 2010 compensation is performance based and at risk. For the remaining NEOs, on average, 81% of their compensation is performance based and at risk.

The ISS analysis fails to discuss the performance-based nature of short-term cash incentive awards under CSC’s Corporate Executive Bonus Plan (“CEBP”), all of which is subject to performance metrics established by the Compensation Committee. In addition, all long-term incentive awards are performance-based. The performance-based restricted stock units only vest if the performance goals set by the Compensation Committee are met, and the stock options, which have an exercise price based on the closing price on the grant date, only have value if CSC’s stock price increases. While the ISS methodology apparently does not recognize the performance-based nature of the stock options, we believe that the ISS report should have recognized the significant number of options held by the named executive officers that were “out of the money” as of December 31, 2010, as reported in the Outstanding Equity Awards table of CSC’s proxy statement.

Short-term cash incentives as a percentage of target declined in 2010, demonstrating the pay for performance link

The ISS analysis fails to discuss the decline of payouts as a percentage of the target award under the CEBP from 2009 to 2010. Payments for 2010 were made based on earnings per share (“EPS”) as measured against targets established by the Compensation Committee. Target awards expressed as a percentage of base salary for each of the named executive officers were the same in 2010 as 2009. Based on performance, payouts as a percentage of target under the CEBP declined from 75% of the target award in 2009 to 70% of the target award in 2010.

Long-term compensation was forfeited in 2010 when performance objectives were not met

The ISS analysis fails to recognize that the named executive officers forfeited portions of restricted stock and restricted stock units that were granted in 2006, 2007 and 2008 that were due to vest in 2010, because the performance conditions for those grants were not met. The value forfeited was:

Name	Forfeited Value
Walter W. Bettinger II	$187,513
Joseph R. Martinetto	$122,510
Benjamin L. Brigeman	$150,013
James D. McCool	$187,526

CEO compensation declined in 2010 rather than increased by 4.1% as reported by ISS

CSC’s proxy reports total CEO 2010 compensation (which includes the full expected value at the grant date of performance-based equity awards) at $10,018,919, a slight decrease over 2009 at $10,029,410. Nonetheless, ISS asserts that CEO total compensation increased from 2009 to 2010. ISS reports total CEO 2010 compensation at $12,933,000, an increase of 4.1% over 2009, $12,420,000. The primary cause of this difference appears to be ISS’ custom option valuation approach. CSC, like all public filers, uses Generally Accepted Accounting Principles (“GAAP”) and the Securities and Exchange Commission (“SEC”) rules to value and report equity compensation. We do not agree with compensation figures that are calculated using a methodology that is not consistent with what is required by GAAP and the SEC.

The value of option awards for 2010 was the same as 2009, and ISS does not clarify in its report that a single value was divided into three equal installments granted over three fixed dates

The Compensation Committee approved the same value for the long-term incentives (stock option and performance based restricted stock unit grants) for the named executive officers in 2010 and 2009. The Committee divided the option award over three specific dates to mitigate the risk that a single grant date poses with fluctuating stock prices during the year. The actual number of options granted on each date and the exercise price varied based on the stock price on the grant date in accordance with accounting rules.

The ISS analysis neglects to point out that the Compensation Committee approved a single value for the stock options in February 2010 and that the single value was divided into three equal installments to be granted on fixed, future dates. The ISS analysis also notes “[t]he concern is that the CEO received a higher number of options at a lower weighted exercise price in 2010.” This statement may lead investors to a false conclusion regarding the value of the option grant. ISS fails to recognize (as discussed in CSC’s proxy statement and Form 10-K) that the number of options is determined by dividing the dollar value of the grant by the fair value of an option using a binomial option pricing model in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. If the stock price is lower on the grant date, the fair value of an option also will be lower, meaning that more options will be granted (if the stock price were higher, fewer options would be granted).

The ISS report focuses on the stock price over the short-term, rather than CSC’s superior performance over a five-year period.

ISS ignores the superior performance of CSC over the five-year period, and in doing so, ISS discounts the importance of the relationship between executive compensation and long-term performance.

ISS reports “…when a company has sustained long-term poor shareholder returns (italics added), ISS will examine the company’s executive compensation practices…” It goes on to say that “…lagging TSR that is misaligned with the year-over-year compensation of a CEO … will result in close scrutiny and may lead to a negative recommendation for the say on pay proposal.” ISS reports the CEO’s total compensation rose in 2010 and that 1- and 3-year total stockholder returns (“TSRs”) were below the peer group median. Then ISS acknowledges that the company “outperformed the sector for the five-year TSR.” In its final analysis, ISS ignores CSC’s superior five-year TSR. Thus, ISS has essentially substituted short-term comparisons for the more appropriate long-term analysis and ignored the company’s actual long-term performance, undercutting any focus on the relationship between executive compensation and that long-term performance.

In fact, for the five years ending December 31, 2010, the total return to CSC stockholders was approximately 30% according to Bloomberg, versus 12% for the S&P 500 and negative 43% for the S&P 500 Financials Index.

In addition, ISS’ methodology essentially ignores the creation, or preservation, of stockholder value not immediately obvious from its TSR analysis. For example, while CSC’s stock price remained under pressure during 2010 due to environmental conditions beyond its control, CSC continued to gather client assets at a pace unmatched by any other publicly traded financial services firm in the U.S., and total client assets serviced by CSC rose by a strong 11% to over $1.5 trillion. ISS’ report also incorrectly states that CSC’s revenues declined in 2010. In fact, CSC’s revenues swung back to 1% growth in 2010 after declining by 19% the prior year due to the effects of the financial crisis.

For the reasons set forth above, we believe that the ISS analysis did not present information necessary for investors to make an informed decision on the advisory vote on named executive officer compensation. We urge all stockholders to vote “FOR” the advisory vote on executive compensation.

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As previously disclosed, CSC is paying for distributing and soliciting proxies. Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet or other means. Employees do not receive additional compensation for soliciting proxies.

In addition, on May 3, 2011, CSC retained D.F. King & Co., Inc. to act as proxy solicitor in conjunction with the Annual Meeting. CSC has agreed to pay a fee of approximately $12,500, plus reasonable out of pocket expenses, for their proxy solicitation services.